UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2025

N2OFF, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-40403	26-4684680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

HaPardes 134 (Meshek Sander) Neve Yarak, Israel	4994500
(Address of principal executive offices)	(Zip Code)

(347) 468 9583

(Registrant’s telephone number, including area code)

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	NITO	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

1.01 Entry into a Material Agreement

On May 12, 2025, N2OFF, Inc., a Nevada corporation (the “Company”), entered into a Purchase Agreement (the “Agreement”) with YA II PN, Ltd. (the “Investor”) pursuant to which the Investor committed to advance the Company the aggregate principal amount of $3,000,000, of which (i) up to $1,500,000 will be made available within 60 days following the date a new registration statement has been filed by the Company with the Securities and Exchange Commission (the “SEC”) registering the resale of the shares issuable pursuant to the Standby Equity Purchase Agreement dated as of December 22, 2023 (the “SEPA”) between the Company and the Investor (the “First Closing”), and (ii) up to $1,500,000 will be made available within 60 days following the date that said registration statement is declared effective by the SEC (the “Second Closing,” and together with the First Closing, each, a “Closing”). A balance of approximately $16 million remains available under the SEPA, however, all of the shares previously registered under a registration statement which was declared effective by the SEC on February 6, 2025 (registration statement no. 333-276474) have been sold. In order to continue to access the SEPA, the Company needs to register additional shares to be offered and sold to the Investor pursuant to the terms of the SEPA. The Second Closing must take place within 180 days of the First Closing.

Pursuant to the terms of the Agreement, among other things, the Company will not incur any additional debt other than as permitted by the Agreement and will not issue any securities with a conversion price that is based on the price of the shares of the Company, including any reset provisions or any equity line of credit or similar arrangements. The Company is further prohibited from selling securities at an implied discount to the market price in excess of 30%. Any equity financing permitted by the Investor will be used by the Company to repay the Notes.

The Notes to be issued at each Closing will be issued at a purchase price equal to 100% of the amount advanced to the Company, bear interest at 8% per annum and mature 12 months from issuance. Sixty days after the issuance of each Note, the Company will pay the Investor in ten equal monthly installments $150,000 of principal and accrued and unpaid interest thereon. Such monthly installments can be made, at the option of the Company, in cash or by submitting an advance notice pursuant to the SEPA, or any combination thereof. The Note provides for typical events of default, including the failure of the Company to remain on The Nasdaq Capital Market LLC or file with the SEC any periodic report; upon an event of default interest accrues at the rate of 18% per annum. The Company has the right to prepay all or a portion of the outstanding principal and accrued interest thereon by paying a prepayment premium of 5% of the principal amount of each prepayment.

The Company paid the Investor a structuring fee of $15,000 and will issue 675,675 shares (the “Commitment Shares”) to the Investor which represents $300,000 worth of shares based on the last closing price of the shares immediately before the execution and delivery of the Agreement.

The foregoing description of the Agreement and Note are qualified in their entirety by reference to the full text of the Agreement and the Note, copies of which are filed as Exhibit 10.1 and 4.1, respectively, and which are incorporated herein by reference in their entirety.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03 in its entirety.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 is incorporated herein by reference into this Item 3.02. The Commitment Shares, and the Notes, when issued pursuant to the terms of the Agreement, will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Purchase Agreement, dated as of May 12, 2025, between the Company and the Investor
4.1	Form of $1,500,000 Promissory Note
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

N2OFF, Inc.

Date: May 13, 2025	By:	/s/ David Palach
	Name:	David Palach
	Title:	Chief Executive Officer